EXHIBIT 99.2
Earnings Conference Call
May 15, 2007
8:00 am, EST
Introduction (by SECOND SPEAKER)
     Thank you and good morning everyone. With me today on the conference call is John Textor, Chairman and Chief Executive Officer of BabyUniverse, Inc.
     Before we proceed, I would first like to remind you of the Safe Harbor Provision of the Private Securities Litigation Act of 1995. The statements made during this conference call, which are not historical facts, including future earnings guidance, contain forward-looking statements that involve risks and uncertainties relating to future events or our future financial performance. These statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results to differ materially from those expressed or implied by such forward-looking statements. Certain of these risks are described in the Company’s Annual Report on Form 10-K for 2006. You are advised to consult further disclosures we may make on related subjects in our future filings with the SEC.
     In some cases, you can identify forward-looking statements by terminology such as “may,” “could,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of such terms, or other comparable terminology. These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable at the time they are made, we cannot guarantee future results, levels of activity, performance or achievements.
     At this point, let me turn the call over to John Textor for some opening remarks.
JOHN TEXTOR
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SECOND SPEAKER
Thanks John....
Sales
Gross sales were $9.165 million for the first quarter of 2007 as compared to $9.179 million for the fourth quarter of 2006 and $9.998 million for the first quarter of 2006.
Gross profit / margin
Our gross profit for the first quarter of 2007 was $2.453 million compared to $2.182 million for the fourth quarter of 2006 and $2.955 million for the first quarter of 2006.
Gross profit as a percentage of net sales improved to 28.7% for the first quarter of 2007 from 25.1% for the fourth quarter of 2006.
Our net loss for the first quarter of 2007 was $1,743,680 or $0.31 per share, an improvement of $300,976 or 14.7% over our net loss of $2,044,656 or $0.36 per share in the fourth quarter of 2006.
Operating expenses
Our overall profit performance during the quarter ended March 31, 2007 continued to be influenced by our investment in personnel, as well as, general & administrative expenses. With these investments, we have established our management and infrastructure (1) to develop, launch and manage our content and new media offerings, PoshCravings.com, ePregnancy.com. and BabyTV.com and (2) to support our strategic alternatives process. During the first quarter of 2007, we began to see the results of these investments as evidenced by the growth in the number of visitors to BabyTV.com and our announcement in March 2007 of a definitive merger agreement with eToys Direct.

Total operating expenses for the first quarter of 2007 were $3.978 million as compared to $4.045 million for the fourth quarter of 2006 and $3.066 million for the first quarter of 2006. As a percentage of net sales, operating expenses were 46.6% for both the first quarter of 2007 and the fourth quarter of 2006 as compared to 32.4% for the first quarter of 2006.
Advertising expenses increased to 15.8% of net sales for this year’s first quarter from 10.4% for the comparable quarter last year. The increase in advertising expense, as a percentage of net sales, continued to be the result of increased commissions paid to our on-line partners such as Amazon.com and Shopzilla.com.
At this time, let me turn the call back over to John for some additional comments.